EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 2003

	STATE INCORPORATED	PERCENTAGE OWNED BY NEOGEN CORPORATION

Neogen Research Corporation II	Michigan	90%
Neogen Research Corporation IV	Michigan	100%
Ideal Instruments, Inc. Adgen Ltd.	Michigan Scotland, United Kingdom	100% 100%
Acumedia Manufacturers, Inc.	Michigan	100%
Neogen Properties, LLC	Michigan	100%

All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.